Exhibit 2
[EXECUTION COPY]
LOCK-UP AND VOTING AGREEMENT
     This LOCK-UP AND VOTING AGREEMENT (this “Agreement”) is dated as of January 31, 2007, by and among the Persons executing this Agreement as “Identified Bondholders” on the signature pages hereto (each an “Identified Bondholder” and collectively, the “Identified Bondholders”), and the Persons executing this Agreement as “Stockholders” on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS
     WHEREAS, simultaneously with the execution of this Agreement, the Identified Bondholders, SunCom Wireless Investment Company, LLC, a Delaware limited liability company (“SunCom Investment”), and SunCom Wireless Holdings, Inc., a Delaware corporation (the “Company”), and SunCom Wireless, Inc. (f/k/a Triton PCS, Inc.) (“Wireless”) have entered into an Exchange Agreement (as it may be amended, supplemented, modified or waived from time to time, the “Exchange Agreement”), which provides, among other things, for the delivery by the Company to SunCom Investment of up to 48,304,431 shares of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”), which will in turn be exchanged (the “Exchange”) by SunCom Investment for $302,115,000 principal amount of the 9-3/8% Senior Subordinated Notes due 2011 and $377,139,000 principal amount of the 8-3/4% Senior Subordinated Notes due 2011 (collectively, the “SunCom Wireless Notes”) of SunCom Wireless, Inc., an indirect wholly-owned subsidiary of the Company, which are currently held by the Identified Bondholders, upon the terms and subject to the conditions set forth therein;
     WHEREAS, simultaneously with the execution of this Agreement, the Company and SunCom Merger Corp., a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, upon the terms and subject to the conditions set forth therein;
     WHEREAS, each Stockholder is the record and Beneficial Owner of, and has the sole right to vote and dispose of, that number of shares of Class A Common Stock set forth next to such Stockholder’s name on Schedule A hereto; and
     WHEREAS, as an inducement to the Identified Bondholders entering into the Exchange Agreement and incurring the obligations therein, the Identified Bondholders have required that each Stockholder enter into this Agreement.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
I. CERTAIN DEFINITIONS
     Section 1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Exchange Agreement.
     Section 1.2 Other Definitions. For the purposes of this Agreement:

          (a) “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).
          (b) “Legal Actions” means any claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations.
          (c) “Permits” means all authorizations, licenses, consents, certificates, registrations, approvals, orders and other permits of any Governmental Entity.
          (d) “Representative” means, with respect to any particular Person, any director, officer, employee, agent or other representative of such Person, including any consultant, accountant, legal counsel or investment banker.
          (e) “Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the Beneficial Ownership thereof (including by operation of Law), or the entry into any Contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.
II. AGREEMENT TO VOTE
     Section 2.1 Agreement to Vote. Subject to the terms and conditions hereof, each Stockholder irrevocably and unconditionally agrees that from and after the date hereof and until the earliest to occur of (i) the closing of the transactions contemplated by the Exchange Agreement; (ii) the termination of the Exchange Agreement in accordance with its terms, (iii) the written agreement of the Identified Bondholders to terminate this Agreement, and (iv) May 31, 2007 (such earliest occurrence being the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of the Company’s stockholders, however called, or in any other circumstances (including any sought action by written consent) upon which a stockholder vote or other stockholder consent or stockholder approval is sought (any such meeting or other circumstance, a “Stockholders’ Meeting”), the Stockholder will (y) appear at such a meeting or otherwise cause its Class A Common Stock to be counted as present thereat for purposes of calculating a quorum and respond to any other request by the Company for written stockholder consent, if any, and, unless otherwise expressly consented to in writing by the Identified Bondholders, in their sole discretion, (z) vote, or cause to be voted, or take such action by written stockholder consent with respect to, all of such Stockholder’s Class A Common Stock Beneficially Owned by such Stockholder as of the relevant time (A) in favor of the Exchange and the transactions contemplated thereby, including the issuance of the shares of Class A Common Stock, through SunCom Investment, to the Identified Bondholders in exchange for the SunCom Wireless Notes held by such Identified Bondholders, (B) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (C) against any proposal made in opposition to, or in competition or inconsistent with, the Exchange, the Exchange Agreement, the Merger and/or the Merger Agreement, including the adoption thereof or the consummation thereof, (D) against any extraordinary dividend, distribution or recapitalization by the Company or change in the capital structure of the Company (other than pursuant to or as explicitly permitted by the Exchange Agreement or the Merger Agreement) and (E) against any action or agreement that would reasonably be expected to result in any condition to the consummation of the Exchange Agreement or the Merger Agreement not being fulfilled. The Identified Bondholders will give the Stockholders prompt written notice of the Expiration Time.
     Section 2.2 Additional Agreements. Each Stockholder, as long as such Stockholder remains the record or Beneficial Owner of any Class A Common Stock, agrees that it will from and after the date hereof not directly or indirectly seek, solicit, support, formulate or encourage any other plan, sale, proposal or offer of reorganization, merger, restructuring or recapitalization of the Company and/or its subsidiaries that could reasonably be expected to prevent, delay or impede the Recapitalization of the Company and its subsidiaries as contemplated in the Exchange Agreement or in any other Recapitalization Document. Each Stockholder agrees it shall not (i) object to, or otherwise commence any proceeding opposing, any of the terms of the Exchange Agreement or any Recapitalization Documents or (ii) take any action which is inconsistent with, or that would delay approval or confirmation of any of the Exchange, the Merger Agreement, the Amendments or any of the other Recapitalization Documents.
     Section 2.3 Additional Shares. This Agreement shall in no way be construed to preclude any Stockholder from acquiring additional Class A Common Stock, provided, however, that each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify the Identified Bondholders of the number of any new shares of Class A Common Stock with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof and before the Expiration Time. Any such shares of Class A Common Stock shall automatically become subject to the terms of this Agreement as though owned by such Stockholder as of the date hereof.
     Section 2.4 Restrictions on Transfer, Etc. Except as provided for herein, each Stockholder agrees, from the date hereof until the Expiration Time, not to directly or indirectly Transfer any shares of Class A Common Stock, unless (i) the transferee thereof agrees in writing, on terms reasonably satisfactory to the Identified Bondholders, to assume and be bound by this Agreement, and to assume the rights and obligations of a Stockholder under this Agreement and delivers such writing to counsel to the Identified Bondholders at or prior to the time of the relevant Transfer (each such transferee becoming, upon the Transfer, a Stockholder hereunder) or (ii) such Stockholder has already voted, consented to or approved (as the case may be) once, in favor of the Exchange and the Merger Agreement as required by Section 2.1 above, and such vote, consent or approval has become irrevocable under applicable law. Each Stockholder further agrees to authorize and hereby authorizes the Identified Bondholders and the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the shares of Class A Common Stock owned by such Stockholder and that this Agreement places limits on the voting of such Class A Common Stock, and further agrees that an appropriate legend may be placed on the shares of Class A Common Stock owned by such Stockholder with respect to the restrictions on transfer set forth in this Section 2.4 and that such Stockholder will submit such certificates to the Identified Bondholders and the Company for the inclusion of such legend; provided, that such legend shall be removed upon the earlier of (i) the Expiration Time and (ii) immediately prior to any Transfer not in violation of the first sentence of this Section 2.4.

III. REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Stockholders. Each Stockholder, severally and not jointly, represents and warrants to the Identified Bondholders as of the date of this Agreement and at all times during the term of this Agreement, as follows:
          (a) Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement and to fulfill and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder enforceable by the Identified Bondholders against such Stockholder in accordance with its terms, subject to (i) the effects of bankruptcy and similar laws affecting creditors’ rights generally, (ii) principles of equity and (iii) the implied covenant of good faith and fair dealing.
          (b) Such Stockholder is the record and Beneficial Owner and has good, valid and marketable title, free and clear of any Liens (other than those arising under this Agreement), of the Class A Common Stock set forth next to such Stockholder’s name on Schedule A hereto, and, except as provided in this Agreement, has full and unrestricted power to dispose of and vote all of such shares of Class A Common Stock without the consent or approval of, or any other action on the part of any other Person, and has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement with respect to, such shares of Class A Common Stock. Except (i) with respect to shares of Class A Common Stock owned by Arnold L. Chavkin (the “Chavkin Shares”) and (ii) 34,750 shares of Class A Common Stock Beneficially Owned by J.P. Morgan Partners (23A SBIC), L.P. that are not listed on Schedule A (the “Excluded Shares”), the shares of Class A Common Stock set forth next to such Stockholder’s name on Schedule A hereto constitute all of the capital stock of the Company that is Beneficially Owned by such Stockholder as of the date hereof, and, except for such shares of Class A Common Stock, the Stockholder does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Class A Common Stock, Class B Common Stock or any securities convertible into Class A Common Stock or Class B Common Stock.
          (c) Other than the filing by such Stockholder of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof (i) requires any consent or other Permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Class A Common Stock or Class B Common Stock) may be bound, (iii) violates any order or law applicable to such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Class A Common Stock or Class B Common Stock), or

(iv) results in a Lien upon any of such Stockholder’s properties or assets (including such Stockholder’s Class A Common Stock or Class B Common Stock).
IV. ADDITIONAL COVENANTS
     Section 4.1 Disclosure. Each Stockholder hereby authorizes the Identified Bondholders and the Company to publish and disclose in any announcement or disclosure required by the SEC or other Governmental Entity such Stockholder’s identity and ownership of the Class A Common Stock and the nature of such Stockholder’s obligations under this Agreement; provided that, to the extent practicable, each such Stockholder shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure.
     Section 4.2 Non-Interference; Further Assurances. Each Stockholder agrees that, prior to the termination of this Agreement, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement (it being agreed that Transfers not prohibited by Section 2.4 are permitted actions). Each Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by the Identified Bondholders to confirm and assure the rights and obligations set forth in this Agreement.
     Section 4.3 Releases.
          (a) Effective as of and subject to the occurrence of the Closing, each of the Identified Bondholders release and forever discharge each of J.P. Morgan Partners (23A SBIC), L.P., J.P. Morgan SBIC LLC, Sixty Wall Street SBIC Fund, L.P, J.P. Morgan Capital, L.P., Sixty Wall Street Fund, L.P., their respective current and former directors, officers, partners and employees, and Arnold L. Chavkin (collectively, the “Chase Release Parties”), from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions of the Chase Release Parties occurring prior to the Closing in their capacity as stockholders or directors of the Company or directors, officers, partners and employees of such Chase Release Parties, respectively; provided, however, that such release does not extend to acts of theft or fraud committed by any of the Chase Release Parties against any Purchaser. This Section 4.3(a) is intended for the irrevocable benefit of the Chase Release Parties and shall be binding on all successors and assigns of each of the Identified Bondholders.
          (b) Effective as of and subject to the occurrence of the Closing, each of J.P. Morgan Partners (23A SBIC), L.P., J.P. Morgan Capital, L.P. and Sixty Wall Street Fund, L.P., on behalf of the Chase Release Parties, release and forever discharge each of the Identified Bondholders from any and all claims, counterclaims, causes of action, demands, obligations, sums of money, contract, agreements, or damages, whether in law or in equity, that they had, now have, may have, or may have had against them, whether liquidated or unliquidated, known or unknown, matured or unmatured, relating to or arising out of acts or omissions by such Identified Bondholders related to the Company and its subsidiaries and the transactions contemplated by the Exchange Agreement, including the Exchange and the Merger; provided, however, that such release does not and will not extend to acts of theft or fraud committed by the Identified Bondholders against Chase Release Parties.
V. TERMINATION
     Section 5.1 Termination. This Agreement shall terminate without further action at the Expiration Time.
     Section 5.2 Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 4.3, Section 5.1, this Section 5.2 and Article VI, which will survive such termination. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any willful breach of this Agreement prior to the time of termination.
VI. GENERAL
     Section 6.1 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile, (i) if to a Stockholder, to the address set forth below such Stockholder’s name on the signature pages hereto, and (ii) if to an Identified Bondholder, to the address set forth below such Identified Bondholder’s name on the signature pages hereto. Each such communication will be effective (A) if delivered by hand or overnight courier service, when such delivery is made at the address specified in this Section 6.1, or (B) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.1 and appropriate confirmation is received.
     Section 6.2 Parties in Interest. Other than with respect to the parties to this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 6.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of another state otherwise to govern this Agreement.
     Section 6.4 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     Section 6.5 Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto, in whole or part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempt to do so shall be null and void (it being agreed that any Transfer not prohibited by Section 2.4 shall be permitted).
     Section 6.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
     Section 6.7 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. References to a Person will refer to its predecessors and successors and permitted assigns.
     Section 6.8 Amendments. This Agreement may not be amended except by the express written agreement signed by each Stockholder and Identified Bondholders representing at least 85% in aggregate principal amount of the SunCom Wireless Notes.
     Section 6.9 Extension; Waiver. At any time prior to the Effective Time, Identified Bondholders representing at least 85% in aggregate principal amount of the SunCom Wireless Notes, on the one hand, and the Stockholders, on the other hand, may (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (iii) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     Section 6.10 Fees and Expenses. Except as expressly provided in this Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby.
     Section 6.11 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.
     Section 6.12 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.
     Section 6.13 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.
     Section 6.14 Counterparts; Effectiveness; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement will become effective and binding upon each Stockholder when executed by such Stockholder and the Identified Bondholders. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.
     Section 6.15 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article V the parties to this Agreement will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 6.16 Submission to Jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

     Section 6.17 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation, controversy or other Legal Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.17.
     Section 6.18 Chavkin Shares and Excluded Shares. Notwithstanding anything herein to the contrary, this Agreement shall not apply to the Chavkin Shares or the Excluded Shares.
[Remainder of page intentionally left blank. Signature Page Follows.]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

IDENTIFIED BONDHOLDERS:

LISPENARD STREET CREDIT (MASTER), LTD

By: DiMaio Ahmad Capital LLC, its investment manager

By:

Name: Wes Higgins
Title: Partner and Chief Operating Officer

POND VIEW CREDIT (MASTER), L.P.

By: DiMaio Ahmad Capital LLC, its investment manager

By:

Name: Wes Higgins
Title: Partner and Chief Operating Officer
[Signature Page to Lock-Up and Voting Agreement]

HIGHLAND CREDIT OPPORTUNITIES CDO, L.P.

By:	Highland Credit Opportunities CDO GP, L.P., its general partner

By:	Highland Credit Opportunities CDO GP, LLC, its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

By:
Name: Mark K. Okada
Title: Executive Vice President Strand Advisors, Inc.,
General Partner of Highland Capital Management, L.P.

HIGHLAND SPECIAL OPPORTUNITIES HOLDING COMPANY

By:	Highland Capital Management, L.P., as Collateral Manager

By:	Strand Advisors, Inc., its general partner

By:

Name: Mark K. Okada
Title: Executive Vice President Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.
[Signature Page to Lock-Up and Voting Agreement]

HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.

By:	Highland Crusader Fund GP, L.P., its general partner

By:	Highland Crusader GP, LLC., its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

By:

Name: Mark K. Okada
Title: Executive Vice President Strand Advisors,
Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND CREDIT STRATEGIES MASTER FUND, L.P.

By:	Highland General Partner, L.P., its general partner

By:	Highland GP Holdings LLC, its general partner

By:	Highland Capital Management, LP, its sole member

By:	Strand Advisors, Inc., its general partner

By:
Name: Mark K. Okada
Title: Executive Vice President Strand Advisors,
Inc., General Partner of Highland Capital Management, L.P.
[Signature Page to Lock-Up and Voting Agreement]

HIGHLAND CDO OPPORTUNITY MASTER FUND, L.P.

By:	Highland CDO Opportunity Fund GP, L.P., its general partner

By:	Highland CDO Opportunity Fund GP, LLC., its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

By:
Name: Mark K. Okada Title: Executive Vice President Strand Advisors,
Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND CAPITAL MANAGEMENT SERVICES, INC.

By:

Name: Mark K. Okada
Title: Officer
[Signature Page to Lock-Up and Voting Agreement]

HIGHLAND CREDIT STRATEGIES FUND

By:
Name:
Title:

RESTORATION OPPORTUNITIES FUND

By:

Name:
Title:
[Signature Page to Lock-Up and Voting Agreement]

STOCKHOLDERS:

J.P. MORGAN PARTNERS (23A SBIC), L.P.

By:	CCMP Capital Advisers, LLC
as Attorney in Fact

By:
Name: Title:

J.P. MORGAN CAPITAL, L.P.

By:	CCMP Capital Advisors, LLC
as Attorney in Fact

By:

Name: Title:

SIXTY WALL STREET FUND, L.P.

By:	CCMP Capital Advisors, LLC
as Attorney in Fact

By:

Name: Title:
[Signature Page to Lock-Up and Voting Agreement]

SCHEDULE A
STOCKHOLDER OWNERSHIP

	Class A Common
Stockholder	Stock	Total
J.P. Morgan Partners (23A SBIC), L.P.	9,058,407	9,058,407
J.P. Morgan Capital, L.P.	7,549,104	7,549,104
Sixty Wall Street Fund, L.P	376,995	376,995